Exhibit 99.1
ASPEN INSURANCE HOLDINGS REPORTS RESULTS FOR
FOURTH QUARTER AND TWELVE MONTHS OF 2009
•	Diluted book value per share of $34.04, up 21.1% over 2008 and 2.9% over the third quarter of 2009.

•	Full year net income after tax of $473.9 million and fourth quarter net income after tax of $126.3 million, up 356.6% on 2008 and 479.4% over the same quarter last year.

•	Full year net investment income of $248.5 million and fourth quarter net investment income of $58.2 million, up 78.5% on 2008 and 465.0% over the same quarter last year.

•	Diluted operating earnings per share of $5.16 for 2009, up 258.3% on 2008 and $1.44 for the quarter, up 747.1% on the fourth quarter of 2008.

•	Diluted operating return on equity of 18.0% for 2009, up from 5.4% for 2008, and annualized 18.8% for the quarter, up from 2.4% for the fourth quarter of 2008.

•	Combined ratio for the twelve months of 84.1% and 84.7% for the quarter down from 95.6% and 93.4% for the respective periods in 2008.
HAMILTON, BERMUDA, February 9, 2010 — Aspen Insurance Holdings Limited (NYSE:AHL) today reported a net profit after tax for 2009 of $473.9 million or an operating profit of $5.16 per diluted ordinary share and net profit after tax for the fourth quarter of 2009 of $126.3 million or an operating profit of $1.44 per diluted ordinary share. This compares to a net profit after tax of $103.8 million for 2008, or operating earnings of $1.44 per diluted share and net profit after tax of $21.8 million, or operating earnings of $0.17 per diluted share for the fourth quarter last year.
Book value per share on a diluted basis of $34.04 increased by 21.1% when compared to December 31, 2008 and by 2.9% since the end of September 2009, as a result of $400.3 million of retained income and a $101.8 million increase in unrealized gains, net of tax, from the fixed income investment portfolio generated during 2009.
Chris O’Kane, Chief Executive Officer said: “2009 was a very good year and I am delighted to report a combined ratio of 84.1% and an operating return on equity of 18.0% for the group against a challenging pricing environment and historically low interest rates. We have entered 2010 in a very strong position and our $200 million share buy-back in early January demonstrated our continued commitment to active capital management. Trading conditions are demanding but I remain confident of achieving a 2010 ROE that reaches into the teens assuming normal loss experience as we seek to maximize the advantages of our diversified business model.”
Fourth Quarter 2009 Financial Highlights
($ in millions, except per share amounts and percentages)
(Unaudited)

	Q4 2009	Q4 2008	Change
Gross written premium	$405.7	$435.4	(6.8%)
Net earned premium	$476.2	$478.6	(0.5%)
Net investment income	$58.2	$10.3	465.0%
Net income after tax	$126.3	$21.8	479.4%
Diluted net income per share	$1.40	$0.18	677.8%

	Q4 2009	Q4 2008	Change
Diluted operating earnings per share	$1.44	$0.17	747.1%
Net income annualized return on equity	18.4%	2.8%
Annualized operating return on equity	18.8%	2.4%
Combined ratio	84.7%	93.4%
Book value per ordinary share	$35.33	$28.85	22.5%
Diluted book value per ordinary share	$34.04	$28.10	21.1%
Twelve Months of 2009 Financial Highlights
($ in millions, except per share amounts and percentages)
(Unaudited)

	2009	2008	Change
Gross written premium	$2,067.1	$2,001.7	3.3%
Net earned premium	$1,823.0	$1,701.7	7.1%
Net investment income	$248.5	$139.2	78.5%
Net income after tax	$473.9	$103.8	356.6%
Diluted net income per share	$5.64	$0.89	533.7%
Diluted operating earnings per share	$5.16	$1.44	258.3%
Net income annualized return on equity	18.4%	3.3%
Annualized operating return on equity	18.0%	5.4%
Combined ratio	84.1%	95.6%
Fourth Quarter and Full Year 2009 Operating Highlights
•	Cash flows from operating activities were $157.5 million for the quarter and $646.6 million for the full year in 2009 compared with $86.2 million and $530.5 million, respectively in 2008.

•	Reserve releases were $13.4 million for the quarter compared with $12.1 million of reserve strengthening for the same period in 2008. For the full year, reserve releases were $84.4 million and $83.5 million in 2008.

•	Unrealized gains in the fixed income portfolio, gross of tax, increased by $118.2 million when compared to December 31, 2008. For the fourth quarter in 2009 unrealized gains decreased by $33.1 million compared with a $138.3 million increase in the same period in 2008.

•	The fourth quarter of 2009 benefited from a small tax credit of $0.2 million, which is a product of lowering the full year estimated effective tax rate from 15.0% at the end of the third quarter of 2009 to an actual rate of 11.4% at the end of the year. This compares with an effective tax rate for the fourth quarter of 47.3% and 26.0% for the full year in 2008.
Business Segment Highlights
A summary of the operating highlights for each of Aspen’s four business segments is presented below.
Property Reinsurance
The combined ratio for the property reinsurance segment was 58.0% for the fourth quarter compared with 85.2% in the same period in 2008 and 55.6% for the full year compared with 91.1% in 2008. The improvement in the combined ratio for the quarter and the year reflects not only the absence of any material catastrophic events, but also the strong results in the risk excess, pro rata and facultative accounts, with the latter recording a loss ratio of 5% for the full year. Gross written premium for the quarter was $77.0 million compared with $81.5 million for the same period in 2008. For the full year in 2009, gross written premium was $648.7 million compared with $589.0 million in 2008, with the increase attributable to attractive rates in catastrophe exposed business lines, coupled with a contribution of $48.8 million from the credit and surety reinsurance team in Zurich in its first full year of operation.
Casualty Reinsurance
The combined ratio for the full year 2009 was 96.1% compared with 92.0% for 2008, and 103.9% for the fourth quarter compared with 92.0% for the same period in 2008. The combined ratio in the fourth quarter of 2008 benefited from positive premium adjustments and favorable movements in exchange rates. Full year reserve releases fell to $27.5 million from $67.2 million in 2008. The accident year combined ratio for the twelve-month period improved to 102.8% compared with 105.8% in 2008. Gross written premium for the quarter was $65.8 million, a decrease of 32.7% over the same period in 2008 with the prior year comparative driven by positive premium adjustments. Gross written premium for the twelve-month period in 2009 decreased marginally to $408.1 million as the Company continued to reduce its account to align with challenging market conditions.
International Insurance
The combined ratio for the international insurance segment was 78.9% for the fourth quarter of 2009 compared with 104.9% for the same period in 2008, and for the twelve-month period was 91.5% compared with 99.8% in 2008. The improvement in the combined ratio across this diverse portfolio of insurance lines was driven by active portfolio management. In addition there was a modest contribution from favorable prior year reserve development. Gross written premium for the quarter of $230.4 million is broadly in line with the same period in 2008. Gross written premium for the full year in 2009 has decreased by 2.3% to $847.7 million compared to 2008.
U.S. Insurance
In the U.S. insurance segment, reserves in the quarter were strengthened by $12.4 million in the U.S. casualty line in response to developing experience, in particular in relation to its New York contractors’ exposure. As a result of the relatively small earned premium in the segment, the reserve strengthening increased the combined ratio by 49 percentage points in the quarter. The combined ratio for the quarter was 200.4% compared with 59.0% in the same period in 2008. The combined ratio for the twelve-month period in 2009 was 137.9% compared with 105.8% in 2008. Gross written premium for the quarter increased by $5.1 million to $32.5 million when compared to the same period in 2008 as the property book has been repositioned and grown over the past two years. Gross written premiums for the twelve-month period increased by $34.0 million to $162.6 million when compared to 2008, with virtually all the growth coming in U.S. property insurance.
Investment Performance
Net investment income for the quarter was $58.2 million compared with $10.3 million in the fourth quarter of 2008. The fourth quarter of 2008 featured $49.0 million of losses from funds of hedge funds investments. The funds of hedge funds investments were redeemed effective June 30, 2009. Net investment income for the twelve-month period in 2009 was $248.5 million compared with $139.2 million in 2008.
Net realized and unrealized gains included in income for the quarter were $4.2 million compared with $8.4 million in the fourth quarter of 2008. Other-than-temporary impairment charges were $3.3 million for the quarter compared with $3.8 million for the same period in 2008.
Net realized and unrealized gains included in income for the twelve-month period in 2009 were $11.4 million compared with net realized and unrealized losses of $47.9 million in 2008. The twelve-month period in 2009 included $15.6 million of mark-to-market gains from the trading portfolios. Other-than-temporary impairment charges for the twelve-month period in 2009 were $23.2 million compared with $59.6 million in 2008 with the prior year charge being attributable primarily to the collapse of Lehman Brothers.

Unrealized gains on the available for sale fixed income portfolio at the end of the fourth quarter of 2009 were $185.6 million, an increase of $118.2 million from the end of 2008. Annualized total investment return for the current quarter was 1.8% and 6.1% for the twelve months in 2009.
The book yield on the fixed income portfolio was 4.2% compared with 4.6% at December 31, 2008. The average credit quality of the portfolio remains AA+ with an average duration of 3.3 years, which has increased marginally from December 31, 2008.
Outlook for 2010 and Share Repurchase Authorization
At this early stage in the year and given the state of the market, the Company anticipates gross written premium for the full year to be $2.2 billion +/- 5%, premium ceded to be between 8% and 12% of gross earned premium and the combined ratio to be in the range of 88%-94% including a cat load of $170 million assuming normal loss experience in the year. The Company expects the effective tax rate to be in the range of 10% to 14%.
At a Board meeting on February 9, 2010 the Board authorized a new share repurchase program for up to $400 million over two years, the previous authorization having been fully utilized following a $200 million accelerated share repurchase entered into on January 5, 2010.
Earnings conference call
Aspen will hold a conference call to discuss its financial results on Wednesday, February 10, 2010 at 8:30 a.m. (Eastern Time).
CONFERENCE CALL PARTICIPATION DETAILS — February 10, 2010 at 8:30 a.m. (ET)

Participant Dial-In Numbers:	+1 (888) 459-5609 (US Toll Free)
+1 (404) 665-9920 (International)
Conference ID:	49500217
Please call to register at least 10 minutes before the conference call begins.
The conference call will be webcast live in the ‘presentations’ section of the Investor Relations page of Aspen’s website, which is located at www.aspen.bm. The earnings press release and a detailed financial supplement will be posted to the website, as well as a brief slide presentation which may be used for reference during the earnings call.
REPLAY DETAILS
A replay of the call will be available for 14 days via telephone and Internet starting two hours following the end of the live call.

Replay Access:	+1 (800) 642-1687 (US Toll Free)
+1 (706) 645-9291 (International)
www.aspen.bm
Replay ID:	49500217

Investor Contact:
Aspen Insurance Holdings Limited
Noah Fields, Head of Investor Relations	T: +1 441-297-9382

European Press Contact:
Citigate Dewe Rogerson
Justin Griffiths/Sarah Gestetner	T: +44 (0) 20 7282 2920

North American Press Contact: Abernathy MacGregor
Carina Davidson/Allyson Morris	T: +1 212-371-5999

Aspen Insurance Holdings Limited
Summary Consolidated Balance Sheet
($ in millions, except per share data)
(Unaudited)

	As at December 31,	As at December 31,
(in US$ millions)	2009	2008

ASSETS
Total investments	5,997.0	4,944.9
Cash and cash equivalents	748.4	809.1
Reinsurance recoverables	425.3	329.6
Premiums receivable	708.3	677.5
Other assets	373.2	527.7

Total assets	8,252.2	7,288.8

LIABILITIES
Losses and loss adjustment expenses	3,331.1	3,070.3
Unearned premiums	907.6	810.7
Other payables	458.5	379.2
Long-term debt	249.6	249.5

Total liabilities	4,946.8	4,509.7

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	3,305.4	2,779.1

Total liabilities and shareholders’ equity	8,252.2	7,288.8

Tangible book value per share	$35.33	$28.85
Diluted book value per share (treasury stock method)	$34.04	$28.10

Aspen Insurance Holdings Limited
Summary Consolidated Statements of Income
($ in millions, except share, per share data and ratios)
(Unaudited)

	Three Months Ended	Three Months Ended
(in US$ millions)	December 31, 2009	December 31, 2008

UNDERWRITING REVENUES
Gross written premiums	405.7	435.4
Premiums ceded	(22.3)	(29.3)

Net written premiums	383.4	406.1
Change in unearned premiums	92.8	72.5

Net earned premiums	476.2	478.6
UNDERWRITING EXPENSES
Losses and loss expenses	227.5	310.6
Acquisition expenses	95.1	87.5
General and administrative expenses	80.3	48.6

Total underwriting expenses	402.9	446.7

Underwriting income	73.3	31.9
OTHER OPERATING REVENUE
Net investment income	58.2	10.3
Interest expense	(3.8)	(3.9)

Total other operating revenue	54.4	6.4

Other income (expense)	0.9	(0.5)

OPERATING INCOME BEFORE TAX	128.6	37.8
OTHER
Net realized exchange gains	(6.7)	(4.8)
Net realized investment losses	4.2	8.4

INCOME BEFORE TAX	126.1	41.4
Income taxes expense	0.2	(19.6)

NET INCOME AFTER TAX	126.3	21.8
Dividends paid on ordinary shares	(12.6)	(12.3)
Dividend paid on preference shares	(5.5)	(6.9)

Retained income	108.2	2.6

Components of net income (after tax)
Operating Income	129.2	20.5
Net realized exchange gains (after tax)	(6.7)	(4.8)
Net realized investment losses (after tax)	3.8	6.1

NET INCOME AFTER TAX	126.3	21.8

Loss ratio	47.8%	64.9%
Policy acquisition expense ratio	20.0%	18.3%
General and administrative expense ratio	16.9%	10.2%
Expense ratio	36.9%	28.5%
Combined ratio	84.7%	93.4%

Aspen Insurance Holdings Limited
Summary Consolidated Financial Data
($ in millions, except share, per share data and ratios)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(in US$ except for number of shares)	2009	2008	2009	2008

Basic earnings per ordinary share
Net income adjusted for preference share dividend	$1.45	$0.18	$5.82	$0.92
Operating income adjusted for preference dividend	$1.48	$0.17	$5.33	$1.49
Diluted earnings per ordinary share
Net income adjusted for preference share dividend	$1.40	$0.18	$5.64	$0.89
Operating income adjusted for preference dividend	$1.44	$0.17	$5.16	$1.44

Weighted average number of ordinary shares outstanding (in millions)	83.239	81.485	82.698	82.963
Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	86.412	83.423	85.327	85.532

Book value per ordinary share			$35.33	$28.85
Diluted book value (treasury stock method)			$34.04	$28.10

Ordinary shares outstanding at end of the period (in millions)			83.328	81.507
Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)			86.465	83.706

Aspen Insurance Holdings Limited
Summary Consolidated Segment Information
($ in millions except ratios)
(Unaudited)

	Three Months Ended	Three Months Ended
	December 31,	December 31,
	2009	2008

Gross written premiums
Property Reinsurance	77.0	81.5
Casualty Reinsurance	65.8	97.7
International Insurance	230.4	228.8
U.S. Insurance	32.5	27.4

Total	405.7	435.4

Premiums ceded
Property Reinsurance	9.8	(1.5)
Casualty Reinsurance	(0.7)	(0.9)
International Insurance	2.8	26.8
U.S. Insurance	10.4	4.9

Total	22.3	29.3

Net written premiums
Property Reinsurance	67.2	83.0
Casualty Reinsurance	66.5	98.6
International Insurance	227.6	202.0
U.S. Insurance	22.1	22.5

Total	383.4	406.1

Net earned premiums
Property Reinsurance	148.0	143.0
Casualty Reinsurance	109.8	120.1
International Insurance	193.1	190.1
U.S. Insurance	25.3	25.4

Total	476.2	478.6

Underwriting profit
Property Reinsurance	62.1	21.1
Casualty Reinsurance	(4.2)	9.8
International Insurance	40.8	(9.4)
U.S. Insurance	(25.4)	10.4

Total	73.3	31.9

Combined ratio
Property Reinsurance	58.0%	85.2%
Casualty Reinsurance	103.9%	92.0%
International Insurance	78.9%	104.9%
U.S. Insurance	200.4%	59.0%
Total	84.7%	93.4%

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Ireland, Singapore, the United States, the United Kingdom, and Switzerland. For the twelve months ended December 31, 2009, Aspen reported gross written premiums of $2,067.1 million, net income of $473.9 million and total assets of $8.3 billion. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s Investors Service. For more information about Aspen, please visit www.aspen.bm.
Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:
This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “continue,” “guidance,” and similar expressions of a future or forward-looking nature.
All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the continuing and uncertain impact of the current depressed credit environment, the banking crises and economic recessions in many of the countries in which we operate and of the measures being taken by governments to counter these issues; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; changes in insurance and reinsurance market conditions that could adversely impact execution of the business plan; changes in our ability to exercise capital management or strategic initiatives or to arrange banking facilities as a result of prevailing market changes or changes in our financial position; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; increased counterparty risk due to the impairment of financial institutions; changes in the total industry losses, or our share of total industry losses, resulting from past events such as Hurricanes Ike and Gustav and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modelling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law, any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; the impact of acts of terrorism and related legislation and acts of war; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; evolving interpretive issues with respect to coverage after major loss events; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; the effectiveness of our loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the reliability of, and changes in assumptions to, catastrophe pricing, accumulation and estimated loss models; loss of key personnel; a decline in our operating subsidiaries’ ratings with Standard & Poor’s (“S&P”), A.M. Best or Moody’s Investors Service (“Moody’s”); changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio; the number and type of insurance and reinsurance contracts that we wrote at the January 1st and other renewal periods in 2009 and the premium rates available at the time of such renewals within our targeted business lines; increased competition on the basis of pricing, capacity, coverage terms or other factors and the related demand and supply dynamics as contracts come up for renewal; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance sectors; changes in government regulations or tax laws in jurisdictions where we conduct business; and Aspen or its Bermudian subsidiary becoming subject to income taxes in the United States or the United Kingdom; and the effect on insurance markets, business practices and relationships of ongoing litigation, investigations and regulatory activity by insurance regulators and prosecutors. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Reports on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 26, 2009. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.
In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

Non-GAAP Financial Measures
In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures” as such term is defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(1) Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Annualized Operating Return on Average Equity 1) is calculated using operating income, as defined below and 2) excludes from average equity, the average after-tax unrealized appreciation or depreciation on investments and the average after-tax unrealized foreign exchange gains or losses and the aggregate value of the liquidation preferences of our preference shares. Unrealized appreciation (depreciation) on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) on foreign exchange is the result of exchange rate movements between the U.S. dollar and the British pound. Such appreciation (depreciation) is not related to management actions or operational performance (nor is it likely to be realized). Therefore, Aspen believes that excluding these unrealized appreciations (depreciations) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated as the arithmetic average on a monthly basis for the stated periods.
Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
See page 29 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 8 for a reconciliation of average equity.
(2) Annualized Operating Return on Average Equity excluding gains or losses from funds of hedge funds (“Adjusted Operating ROE”) is a non-GAAP financial measure. Annualized Operating Return on Average Equity excluding gains or losses from funds of hedge funds 1) is calculated using adjusted operating income, as defined below and 2) excludes from average equity, the average after-tax unrealized appreciation or depreciation on investments and the average after-tax unrealized foreign exchange gains or losses and the aggregate value of the liquidation preferences of our preference shares. Unrealized appreciation (depreciation) on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) on foreign exchange is the result of exchange rate movements between the U.S. dollar and the British pound. Such appreciation (depreciation) is not related to management actions or operational performance (nor is it likely to be realized). Therefore, Aspen believes that excluding these unrealized appreciations (depreciations) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated as the arithmetic average on a monthly basis for the stated periods.
Aspen presents Adjusted Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
See page 31 of Aspen’s financial supplement for a reconciliation of adjusted operating income to net income and page 8 for a reconciliation of average equity.
(3) Operating income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses.
Aspen excludes after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 29 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(4) Adjusted Operating income is a non-GAAP financial measure. Adjusted operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses, after-tax net foreign exchange gains or losses and excludes after tax net gains or losses from our investments in funds of hedge funds.

Aspen excludes after-tax net realized capital gains or losses, after-tax net foreign exchange gains or losses and after tax net gains or losses from our investments in funds of hedge funds from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 31 of Aspen’s financial supplement for a reconciliation of adjusted operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(5) Diluted book value per ordinary share is a non-GAAP financial measure. Aspen has included diluted book value per ordinary share because it takes into account the effect of dilutive securities; therefore, Aspen believes it is a better measure of calculating shareholder returns than book value per share. Please see page 27 of Aspen’s financial supplement for a reconciliation of diluted book value per share to basic book value per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(6) Diluted Operating Earnings Per Share and Basic Operating Earnings Per Share is a non-GAAP financial measure. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. See page 29 for a reconciliation of diluted and basic operating earnings per share to basic earnings per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
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